EXHIBIT 5.1

OPINION OF DEPUTY GENERAL COUNSEL

[Xcel Energy letterhead]

January 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Registration Statement on Form S-4 for $150,000,000 aggregate principal amount of 5.25% First Mortgage Bonds, Series B due October 1, 2018 of Northern States Power Company

Ladies and Gentlemen:

          I am the Deputy General Counsel of Xcel Energy Inc., a Minnesota corporation (“Xcel Energy”) and the parent company of Northern States Power Company, a Wisconsin corporation (the “Company”) and in such capacity I have acted as counsel to the Company in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $150,000,000 in aggregate principal amount of 5.25% First Mortgage Bonds, Series B due October 1, 2018 of the Company (the “Exchange First Mortgage Bonds”) to be registered under the Securities Act for an equal principal amount of 5.25% First Mortgage Bonds, Series A due October 1, 2018 (the “Outstanding First Mortgage Bonds”) previously issued by the Company. The Outstanding First Mortgage Bonds were, and the Exchange First Mortgage Bonds will be, issued pursuant to the Trust Indenture dated April 1, 1947, and the Supplemental Trust Indentures thereto, including the Supplement and Restated Trust Indenture dated March 1, 1991 and the Supplemental Indenture dated as of September 1, 2003 (as supplemented, the “Indenture”), between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”).

          I have examined all statutes, records, instruments, and documents which I have deemed necessary to examine for the purposes of this opinion, including the Registration Statement. Based upon the foregoing and upon my general familiarity with the Company and its affairs, as a result of having acted as Deputy General Counsel for Xcel Energy, and subject to the qualifications and limitations stated herein, I am of the opinion that when the Registration Statement has become effective under the Securities Act and the Exchange First Mortgage Bonds are duly executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in accordance with the terms of the Exchange Offer in exchange for the Outstanding First Mortgage Bonds, the Exchange First Mortgage Bonds will constitute valid and binding obligations of the Company.

          This opinion is limited to the Federal laws of the United States of America and the laws of the State of Wisconsin and I express no opinion with respect to the laws of any other jurisdiction.

          I hereby consent to the filing of this opinion as Exhibit 5.1 to the amended Registration Statement filed by the Company to register the Exchange First Mortgage Bonds.

Respectfully submitted,

/s/ Michael C. Connelly

Michael C. Connelly
Deputy General Counsel